UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 13)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

Ralph L. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 17, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 39

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

RLCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

4,916,468
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

4,916,468
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

4,916,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

11.0%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 3 of 39

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

RLCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

1,950,000
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

1,950,000
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

1,950,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

4.4%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 4 of 39

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

Ralph L. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

6,866,468
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

6,866,468
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

6,866,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

15.4%
14)	Type of Reporting Person (See Instructions)

IN

CUSIP No. 89267P 10 5	Page 5 of 39

This Amendment No. 13 further amends Items 4 and 5 of the Statement on Schedule 13D filed by Ralph L. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on November 4, 2005, Amendment No. 8 filed on November 21, 2005, Amendment No. 9 filed on March 10, 2006, Amendment No. 10 filed on May 22, 2006, Amendment No. 11 filed on August 17, 2006 and Amendment No. 12 filed on February 26, 2007 (“Amendment No. 12”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 12 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by RLCF-I 1997 Limited Partnership of shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on March 14, 2007, March 15, 2007, March 19, 2007, March 21, 2007, March 22, 2007, March 23, 2007, March 26, 2007, March 27, 2007, March 29, 2007, March 30, 2007, April 2, 2007, May 2, 2007, May 3, 2007, May 4, 2007, May 7, 2007, May 8, 2007, May 10, 2007, May 11, 2007, May 14, 2007, May 15, 2007, May 16, 2007 and May 18, 2007, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Information with respect to RLCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2007:

(1) On March 12, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.81 per share;

(2) On March 12, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.80 per share;

CUSIP No. 89267P 10 5	Page 6 of 39

(3) On March 12, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.79 per share;

(4) On March 12, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.78 per share;

(5) On March 12, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.77 per share;

(6) On March 12, 2007, the limited partnership sold 4,017 shares of Common Stock on the open market for $12.76 per share;

(7) On March 12, 2007, the limited partnership sold 6,839 shares of Common Stock on the open market for $12.75 per share;

(8) On March 12, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.74 per share;

(9) On March 12, 2007, the limited partnership sold 112 shares of Common Stock on the open market for $12.73 per share;

(10) On March 12, 2007, the limited partnership sold 3,588 shares of Common Stock on the open market for $12.72 per share;

(11) On March 12, 2007, the limited partnership sold 7,000 shares of Common Stock on the open market for $12.71 per share;

(12) On March 12, 2007, the limited partnership sold 7,800 shares of Common Stock on the open market for $12.70 per share;

(13) On March 12, 2007, the limited partnership sold 5,653 shares of Common Stock on the open market for $12.69 per share;

(14) On March 12, 2007, the limited partnership sold 5,291 shares of Common Stock on the open market for $12.68 per share;

(15) On March 12, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.67 per share;

(16) On March 12, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.66 per share;

(17) On March 12, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $12.65 per share;

(18) On March 12, 2007, the limited partnership sold 3,060 shares of Common Stock on the open market for $12.64 per share;

(19) On March 12, 2007, the limited partnership sold 140 shares of Common Stock on the open market for $12.63 per share;

CUSIP No. 89267P 10 5	Page 7 of 39

(20) On March 12, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.61 per share;

(21) On March 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.65 per share;

(22) On March 13, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.58 per share;

(23) On March 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.57 per share;

(24) On March 13, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.56 per share;

(25) On March 13, 2007, the limited partnership sold 3,400 shares of Common Stock on the open market for $12.55 per share;

(26) On March 13, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.54 per share;

(27) On March 13, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $12.53 per share;

(28) On March 13, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.52 per share;

(29) On March 13, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.51 per share;

(30) On March 13, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for 12.50 per share;

(31) On March 13, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.49 per share;

(32) On March 13, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $12.48 per share;

(33) On March 13, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.47 per share;

(34) On March 13, 2007, the limited partnership sold 8,500 shares of Common Stock on the open market for $12.46 per share;

(35) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.45 per share;

(36) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.44 per share;

CUSIP No. 89267P 10 5	Page 8 of 39

(37) On March 13, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.37 per share;

(38) On March 13, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.32 per share;

(39) On March 13, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.31 per share;

(40) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.29 per share;

(41) On March 13, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.28 per share;

(42) On March 13, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.27 per share;

(43) On March 13, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.26 per share;

(44) On March 13, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.25 per share;

(45) On March 13, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.24 per share;

(46) On March 13, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.23 per share;

(47) On March 13, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.22 per share;

(48) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.20 per share;

(49) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.19 per share;

(50) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.18 per share;

(51) On March 13, 2007, the limited partnership sold 6,600 shares of Common Stock on the open market for $12.15 per share;

(52) On March 13, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.14 per share;

(53) On March 13, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.13 per share;

CUSIP No. 89267P 10 5	Page 9 of 39

(54) On March 13, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.11 per share;

(55) On March 13, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.07 per share;

(56) On March 13, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.06 per share;

(57) On March 13, 2007, the limited partnership sold 646 shares of Common Stock on the open market for $12.04 per share;

(58) On March 13, 2007, the limited partnership sold 54 shares of Common Stock on the open market for $12.03 per share;

(59) On March 13, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.01 per share;

(60) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.46 per share;

(61) On March 14, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.44 per share;

(62) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.41 per share;

(63) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.37 per share;

(64) On March 14, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.36 per share;

(65) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.35 per share;

(66) On March 14, 2007, the limited partnership sold 904 shares of Common Stock on the open market for $12.34 per share;

(67) On March 14, 2007, the limited partnership sold 5,358 shares of Common Stock on the open market for $12.33 per share;

(68) On March 14, 2007, the limited partnership sold 1,638 shares of Common Stock on the open market for $12.32 per share;

(69) On March 14, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.29 per share;

(70) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.28 per share;

CUSIP No. 89267P 10 5	Page 10 of 39

(71) On March 14, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.26 per share;

(72) On March 14, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.25 per share;

(73) On March 14, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.24 per share;

(74) On March 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.23 per share;

(75) On March 14, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.21 per share;

(76) On March 14, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.20 per share;

(77) On March 14, 2007, the limited partnership sold 1,250 shares of Common Stock on the open market for $12.19 per share;

(78) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.18 per share;

(79) On March 14, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.17 per share;

(80) On March 14, 2007, the limited partnership sold 2,650 shares of Common Stock on the open market for $12.15 per share;

(81) On March 14, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.14 per share;

(82) On March 14, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.13 per share;

(83) On March 14, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.12 per share;

(84) On March 14, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.10 per share;

(85) On March 14, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.08 per share;

(86) On March 14, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.07 per share;

(87) On March 14, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.06 per share;

CUSIP No. 89267P 10 5	Page 11 of 39

(88) On March 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.05 per share;

(89) On March 15, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $12.59 per share;

(90) On March 15, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.58 per share;

(91) On March 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.57 per share;

(92) On March 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.56 per share;

(93) On March 15, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.55 per share;

(94) On March 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.54 per share;

(95) On March 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.53 per share;

(96) On March 15, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.52 per share;

(97) On March 15, 2007, the limited partnership sold 1,620 shares of Common Stock on the open market for $12.51 per share;

(98) On March 15, 2007, the limited partnership sold 5,480 shares of Common Stock on the open market for $12.50 per share;

(99) On March 15, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.49 per share;

(100) On March 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.47 per share;

(101) On March 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.45 per share;

(102) On March 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.39 per share;

(103) On March 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.35 per share;

(104) On March 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.34 per share;

CUSIP No. 89267P 10 5	Page 12 of 39

(105) On March 16, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.54 per share;

(106) On March 16, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.53 per share;

(107) On March 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.52 per share;

(108) On March 16, 2007, the limited partnership sold 420 shares of Common Stock on the open market for $12.51 per share;

(109) On March 16, 2007, the limited partnership sold 9,080 shares of Common Stock on the open market for $12.50 per share;

(110) On March 16, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.49 per share;

(111) On March 16, 2007, the limited partnership sold 5,100 shares of Common Stock on the open market for $12.48 per share;

(112) On March 16, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.47 per share;

(113) On March 16, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.46 per share;

(114) On March 16, 2007, the limited partnership sold 3,782 shares of Common Stock on the open market for $12.45 per share;

(115) On March 16, 2007, the limited partnership sold 3,118 shares of Common Stock on the open market for $12.44 per share;

(116) On March 16, 2007, the limited partnership sold 5,200 shares of Common Stock on the open market for $12.43 per share;

(117) On March 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.42 per share;

(118) On March 16, 2007, the limited partnership sold 1,124 shares of Common Stock on the open market for $12.41 per share;

(119) On March 16, 2007, the limited partnership sold 1,876 shares of Common Stock on the open market for $12.40 per share;

(120) On March 19, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.66 per share;

(121) On March 19, 2007, the limited partnership sold 98 shares of Common Stock on the open market for $12.63 per share;

CUSIP No. 89267P 10 5	Page 13 of 39

(122) On March 19, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.60 per share;

(123) On March 19, 2007, the limited partnership sold 1,825 shares of Common Stock on the open market for $12.59 per share;

(124) On March 19, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.58 per share;

(125) On March 19, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.57 per share;

(126) On March 19, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.56 per share;

(127) On March 19, 2007, the limited partnership sold 3,624 shares of Common Stock on the open market for $12.54 per share;

(128) On March 19, 2007, the limited partnership sold 1,777 shares of Common Stock on the open market for $12.53 per share;

(129) On March 19, 2007, the limited partnership sold 11,199 shares of Common Stock on the open market for $12.52 per share;

(130) On March 19, 2007, the limited partnership sold 2,277 shares of Common Stock on the open market for $12.51 per share;

(131) On March 19, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.50 per share;

(132) On March 19, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.49 per share;

(133) On March 19, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.48 per share;

(134) On March 19, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.47 per share;

(135) On March 19, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.46 per share;

(136) On March 20, 2007, the limited partnership sold 200 acres of Common Stock on the open market for $12.58 per share;

(137) On March 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.56 per share;

(138) On March 20, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.55 per share;

CUSIP No. 89267P 10 5	Page 14 of 39

(139) On March 20, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.54 per share;

(140) On March 20, 2007, the limited partnership sold 1,934 shares of Common Stock on the open market for $12.53 per share;

(141) On March 20, 2007, the limited partnership sold 22,406 shares of Common Stock on the open market for $12.52 per share;

(142) On March 20, 2007, the limited partnership sold 8,860 shares of Common Stock on the open market for $12.51 per share;

(143) On March 20, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.50 per share;

(144) On March 20, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.49 per share;

(145) On March 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.48 per share;

(146) On March 20, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.47 per share;

(147) On March 20, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.46 per share;

(148) On March 21, 2007, the limited partnership sold 866 shares of Common Stock on the open market for $12.93 per share;

(149) On March 21, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.90 per share;

(150) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.88 per share;

(151) On March 21, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.86 per share;

(152) On March 21, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $12.85 per share;

(153) On March 21, 2007, the limited partnership sold 5,634 shares of Common Stock on the open market for $12.84 per share;

(154) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.83 per share;

(155) On March 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.82 per share;

CUSIP No. 89267P 10 5	Page 15 of 39

(156) On March 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.81 per share;

(157) On March 21, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.80 per share;

(158) On March 21, 2007, the limited partnership sold 8.400 shares of Common Stock on the open market for $12.79 per share;

(159) On March 21, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.78 per share;

(160) On March 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.77 per share;

(161) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.69 per share;

(162) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.68 per share;

(163) On March 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.66 per share;

(164) On March 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.65 per share;

(165) On March 21, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.64 per share;

(166) On March 21, 2007, the limited partnership sold 5,100 shares of Common Stock on the open market for $12.61 per share;

(167) On March 21, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.60 per share;

(168) On March 21, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.59 per share;

(169) On March 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.58 per share;

(170) On March 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.57 per share;

(171) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.56 per share;

(172) On March 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.53 per share;

CUSIP No. 89267P 10 5	Page 16 of 39

(173) On March 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.52 per share;

(174) On March 21, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.51 per share;

(175) On March 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.50 per share;

(176) On March 22, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.81 per share;

(177) On March 22, 2007, the limited partnership sold 2,610 shares of Common Stock on the open market for $12.80 per share;

(178) On March 22, 2007, the limited partnership sold 10,493 shares of Common Stock on the open market for $12.79 per share;

(179) On March 22, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.78 per share;

(180) On March 22, 2007, the limited partnership sold 3,007 shares of Common Stock on the open market for $12.77 per share;

(181) On March 22, 2007, the limited partnership sold 4,090 shares of Common Stock on the open market for $12.75 per share;

(182) On March 22, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.74 per share;

(183) On March 22, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.73 per share;

(184) On March 22, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.72 per share;

(185) On March 22, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.71 per share;

(186) On March 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.69 per share;

(187) On March 22, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.68 per share;

(188) On March 22, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.67 per share;

(189) On March 22, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.66 per share;

CUSIP No. 89267P 10 5	Page 17 of 39

(190) On March 23, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.85 per share;

(191) On March 23, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.84 per share;

(192) On March 23, 2007, the limited partnership sold 52 shares of Common Stock on the open market for $12.80 per share;

(193) On March 23, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.79 per share;

(194) On March 23, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.78 per share;

(195) On March 23, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.77 per share;

(196) On March 23, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.76 per share;

(197) On March 23, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.75 per share;

(198) On March 23, 2007, the limited partnership sold 5,200 shares of Common Stock on the open market for $12.74 per share;

(199) On March 23, 2007, the limited partnership sold 4,548 shares of Common Stock on the open market for $12.73 per share;

(200) On March 23, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.72 per share;

(201) On March 23, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.71 per share;

(202) On March 26, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.67 per share;

(203) On March 26, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.66 per share;

(204) On March 26, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.65 per share;

(205) On March 26, 2007, the limited partnership sold 4,800 shares of Common Stock on the open market for $12.64 per share;

(206) On March 26, 2007, the limited partnership sold 2,660 shares of Common Stock on the open market for $12.63 per share;

CUSIP No. 89267P 10 5	Page 18 of 39

(207) On March 26, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.62 per share;

(208) On March 26, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.61 per share;

(209) On March 26, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.60 per share;

(210) On March 26, 2007, the limited partnership sold 6,400 shares of Common Stock on the open market for $12.59 per share;

(211) On March 26, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.58 per share;

(212) On March 26, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.57 per share;

(213) On March 26, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.56 per share;

(214) On March 26, 2007, the limited partnership sold 1,240 shares of Common Stock on the open market for $12.55 per share;

(215) On March 26, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.54 per share;

(216) On March 26, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.52 per share;

(217) On March 26, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.51 per share;

(218) On March 26, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $12.50 per share;

(219) On March 27, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.65 per share;

(220) On March 27, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.64 per share;

(221) On March 27, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.63 per share;

(222) On March 27, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.62 per share;

(223) On March 27, 2007, the limited partnership sold 5,684 shares of Common Stock on the open market for $12.61 per share;

CUSIP No. 89267P 10 5	Page 19 of 39

(224) On March 27, 2007, the limited partnership sold 9,115 shares of Common Stock on the open market for $12.60 per share;

(225) On March 27, 2007, the limited partnership sold 5,814 shares of Common Stock on the open market for $12.59 per share;

(226) On March 27, 2007, the limited partnership sold 2,887 shares of Common Stock on the open market for $12.58 per share;

(227) On March 27, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.57 per share;

(228) On March 27, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.56 per share;

(229) On March 27, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.55 per share;

(230) On March 28, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.60 per share;

(231) On March 28, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.58 per share;

(232) On March 28, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.57 per share;

(233) On March 28, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $12.56 per share;

(234) On March 28, 2007, the limited partnership sold 8,000 shares of Common Stock on the open market for $12.55 per share;

(235) On March 28, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.54 per share;

(236) On March 28, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $12.53 per share;

(237) On March 28, 2007, the limited partnership sold 7,900 shares of Common Stock on the open market for $12.52 per share;

(238) On March 28, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.51 per share;

(239) On March 28, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $12.50 per share;

(240) On March 28, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.49 per share;

CUSIP No. 89267P 10 5	Page 20 of 39

(241) On March 28, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.48 per share;

(242) On March 28, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.47 per share;

(243) On March 28, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.46 per share;

(244) On March 28, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.45 per share;

(245) On March 28, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.44 per share;

(246) On March 28, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.43 per share;

(247) On March 28, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.42 per share;

(248) On March 29, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.64 per share;

(249) On March 29, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.50 per share;

(250) On March 29, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.49 per share;

(251) On March 29, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.48 per share;

(252) On March 29, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.47 per share;

(253) On March 29, 2007, the limited partnership sold 1,978 shares of Common Stock on the open market for $12.46 per share;

(254) On March 29, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $12.45 per share;

(255) On March 29, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.44 per share;

(256) On March 29, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.43 per share;

(257) On March 29, 2007, the limited partnership sold 1,084 shares of Common Stock on the open market for $12.38 per share;

CUSIP No. 89267P 10 5	Page 21 of 39

(258) On March 29, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.37 per share;

(259) On March 29, 2007, the limited partnership sold 1,605 shares of Common Stock on the open market for $12.36 per share;

(260) On March 29, 2007, the limited partnership sold 2,495 shares of Common Stock on the open market for $12.35 per share;

(261) On March 29, 2007, the limited partnership sold 12,521 shares of Common Stock on the open market for $12.34 per share;

(262) On March 29, 2007, the limited partnership sold 4,116 shares of Common Stock on the open market for $12.33 per share;

(263) On March 29, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $12.32 per share;

(264) On March 29, 2007, the limited partnership sold 362 shares of Common Stock on the open market for $12.31 per share;

(265) On March 29, 2007, the limited partnership sold 7,335 shares of Common Stock on the open market for $12.30 per share;

(266) On March 29, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.29 per share;

(267) On March 29, 2007, the limited partnership sold 9,944 shares of Common Stock on the open market for $12.28 per share;

(268) On March 29, 2007, the limited partnership sold 3,660 shares of Common Stock on the open market for $12.27 per share;

(269) On March 29, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $12.26 per share;

(270) On March 30, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.58 per share;

(271) On March 30, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.56 per share;

(272) On March 30, 2007, the limited partnership sold 10,010 shares of Common Stock on the open market for $12.55 per share;

(273) On March 30, 2007, the limited partnership sold 7,468 shares of Common Stock on the open market for $12.54 per share;

(274) On March 30, 2007, the limited partnership sold 14,100 shares of Common Stock on the open market for $12.53 per share;

CUSIP No. 89267P 10 5	Page 22 of 39

(275) On March 30, 2007, the limited partnership sold 5,200 shares of Common Stock on the open market for $12.52 per share;

(276) On March 30, 2007, the limited partnership sold 4,163 shares of Common Stock on the open market for $12.51 per share;

(277) On March 30, 2007, the limited partnership sold 12,959 shares of Common Stock on the open market for $12.50 per share;

(278) On March 30, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.48 per share;

(279) On March 30, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $12.47 per share;

(280) On March 30, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.46 per share;

(281) On March 30, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.45 per share;

(282) On March 30, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.43 per share;

(283) On May 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.26 per share;

(284) On May 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.22 per share;

(285) On May 1, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.18 per share;

(286) On May 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $12.17 per share;

(287) On May 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.16 per share;

(288) On May 1, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $12.13 per share;

(289) On May 1, 2007, the limited partnership sold 44 shares of Common Stock on the open market for $12.09 per share;

(290) On May 1, 2007, the limited partnership sold 156 shares of Common Stock on the open market for $12.08 per share;

(291) On May 1, 2007, the limited partnership sold 1,620 shares of Common Stock on the open market for $12.07 per share;

CUSIP No. 89267P 10 5	Page 23 of 39

(292) On May 1, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.06 per share;

(293) On May 1, 2007, the limited partnership sold 180 shares of Common Stock on the open market for $12.05 per share;

(294) On May 1, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.04 per share;

(295) On May 1, 2007, the limited partnership sold 5,100 shares of Common Stock on the open market for $12.03 per share;

(296) On May 1, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $12.01 per share;

(297) On May 1, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.00 per share;

(298) On May 1, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.99 per share;

(299) On May 1, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $11.98 per share;

(300) On May 1, 2007, the limited partnership sold 9,600 shares of Common Stock on the open market for $11.97 per share;

(301) On May 1, 2007, the limited partnership sold 5,700 shares of Common Stock on the open market for $11.96 per share;

(302) On May 1, 2007, the limited partnership sold 24,500 shares of Common Stock on the open market for $11.95 per share;

(303) On May 1, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $11.94 per share;

(304) On May 1, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $11.93 per share;

(305) On May 1, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.92 per share;

(306) On May 1, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.91 per share;

(307) On May 1, 2007, the limited partnership sold 4,200 shares of Common Stock on the open market for $11.90 per share;

(308) On May 1, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $11.89 per share;

CUSIP No. 89267P 10 5	Page 24 of 39

(309) On May 1, 2007, the limited partnership sold 2,015 shares of Common Stock on the open market for $11.88 per share;

(310) On May 1, 2007, the limited partnership sold 5,385 shares of Common Stock on the open market for $11.87 per share;

(311) On May 1, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $11.86 per share;

(312) On May 1, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.85 per share;

(313) On May 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.84 per share;

(314) On May 2, 2007, the limited partnership sold 1,673 shares of Common Stock on the open market for $12.31 per share;

(315) On May 2, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.29 per share;

(316) On May 2, 2007, the limited partnership sold 1,338 shares of Common Stock on the open market for $12.27 per share;

(317) On May 2, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.26 per share;

(318) On May 2, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.25 per share;

(319) On May 2, 2007, the limited partnership sold 3,814 shares of Common Stock on the open market for $12.24 per share;

(320) On May 2, 2007, the limited partnership sold 6,113 shares of Common Stock on the open market for $12.23 per share;

(321) On May 2, 2007, the limited partnership sold 8,476 shares of Common Stock on the open market for $12.22 per share;

(322) On May 2, 2007, the limited partnership sold 8,924 shares of Common Stock on the open market for $12.21 per share;

(323) On May 2, 2007, the limited partnership sold 21,062 shares of Common Stock on the open market for $12.20 per share;

(324) On May 2, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.19 per share;

(325) On May 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.17 per share;

CUSIP No. 89267P 10 5	Page 25 of 39

(326) On May 2, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.15 per share;

(327) On May 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.14 per share;

(328) On May 2, 2007, the limited partnership sold 405 shares of Common Stock on the open market for $12.13 per share;

(329) On May 2, 2007, the limited partnership sold 1,590 shares of Common Stock on the open market for $12.12 per share;

(330) On May 2, 2007, the limited partnership sold 995 shares of Common Stock on the open market for $12.11 per share;

(331) On May 2, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.08 per share;

(332) On May 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.06 per share;

(333) On May 2, 2007, the limited partnership sold 1,210 shares of Common Stock on the open market for $12.05 per share;

(334) On May 3, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.26 per share;

(335) On May 3, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.25 per share;

(336) On May 3, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.24 per share;

(337) On May 3, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $12.23 per share;

(338) On May 3, 2007, the limited partnership sold 616 shares of Common Stock on the open market for $12.22 per share;

(339) On May 3, 2007, the limited partnership sold 1,425 shares of Common Stock on the open market for $12.21 per share;

(340) On May 3, 2007, the limited partnership sold 4,004 shares of Common Stock on the open market for $12.20 per share;

(341) On May 3, 2007, the limited partnership sold 7,541 shares of Common Stock on the open market for $12.19 per share;

(342) On May 3, 2007, the limited partnership sold 4,443 shares of Common Stock on the open market for $12.18 per share;

CUSIP No. 89267P 10 5	Page 26 of 39

(343) On May 3, 2007, the limited partnership sold 3,500 shares of Common Stock on the open market for $12.17 per share;

(344) On May 3, 2007, the limited partnership sold 5,700 shares of Common Stock on the open market for $12.16 per share;

(345) On May 3, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $12.15 per share;

(346) On May 3, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $12.13 per share;

(347) On May 3, 2007, the limited partnership sold 4,363 shares of Common Stock on the open market for $12.12 per share;

(348) On May 3, 2007, the limited partnership sold 1,591 shares of Common Stock on the open market for $12.11 per share;

(349) On May 3, 2007, the limited partnership sold 1,046 shares of Common Stock on the open market for $12.10 per share;

(350) On May 3, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.09 per share;

(351) On May 3, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $12.08 per share;

(352) On May 3, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.06 per share;

(353) On May 3, 2007, the limited partnership sold 7,571 shares of Common Stock on the open market for $12.05 per share;

(354) On May 3, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $12.04 per share;

(355) On May 4, 2007, the limited partnership sold 735 shares of Common Stock on the open market for $12.18 per share;

(356) On May 4, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.17 per share;

(357) On May 4, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.16 per share;

(358) On May 4, 2007, the limited partnership sold 40 shares of Common Stock on the open market for $12.14 per share;

(359) On May 4, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $12.13 per share;

CUSIP No. 89267P 10 5	Page 27 of 39

(360) On May 4, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.11 per share;

(361) On May 4, 2007, the limited partnership sold 5,451 shares of Common Stock on the open market for $12.10 per share;

(362) On May 4, 2007, the limited partnership sold 4,200 shares of Common Stock on the open market for $12.09 per share;

(363) On May 4, 2007, the limited partnership sold 25,040 shares of Common Stock on the open market for $12.08 per share;

(364) On May 4, 2007, the limited partnership sold 6,300 shares of Common Stock on the open market for $12.07 per share;

(365) On May 4, 2007, the limited partnership sold 16,734 shares of Common Stock on the open market for $12.06 per share;

(366) On May 4, 2007, the limited partnership sold 4,500 shares of Common Stock on the open market for $12.05 per share;

(367) On May 4, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $12.04 per share;

(368) On May 4, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $12.03 per share;

(369) On May 7, 2007, the limited partnership sold 120 shares of Common Stock on the open market for $12.13 per share;

(370) On May 7, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $12.12 per share;

(371) On May 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.11 per share;

(372) On May 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.10 per share;

(373) On May 7, 2007, the limited partnership sold 180 shares of Common Stock on the open market for $12.09 per share;

(374) On May 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.08 per share;

(375) On May 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.07 per share;

(376) On May 7, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.06 per share;

CUSIP No. 89267P 10 5	Page 28 of 39

(377) On May 7, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.05 per share;

(378) On May 7, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $12.04 per share;

(379) On May 7, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.02 per share;

(380) On May 7, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $12.01 per share;

(381) On May 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $12.00 per share;

(382) On May 7, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.99 per share;

(383) On May 7, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $11.98 per share;

(384) On May 7, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.97 per share;

(385) On May 7, 2007, the limited partnership sold 12,603 shares of Common Stock on the open market for $11.96 per share;

(386) On May 7, 2007, the limited partnership sold 15,297 shares of Common Stock on the open market for $11.95 per share;

(387) On May 7, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.94 per share;

(388) On May 7, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.93 per share;

(389) On May 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.92 per share;

(390) On May 8, 2007, the limited partnership sold 68 shares of Common Stock on the open market for $11.80 per share;

(391) On May 8, 2007, the limited partnership sold 1,932 shares of Common Stock on the open market for $11.79 per share;

(392) On May 8, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.77 per share;

(393) On May 8, 2007, the limited partnership sold 5,900 shares of Common Stock on the open market for $11.76 per share;

CUSIP No. 89267P 10 5	Page 29 of 39

(394) On May 8, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $11.75 per share;

(395) On May 8, 2007, the limited partnership sold 5,200 shares of Common Stock on the open market for $11.74 per share;

(396) On May 8, 2007, the limited partnership sold 7,300 shares of Common Stock on the open market for $11.73 per share;

(397) On May 8, 2007, the limited partnership sold 10,692 shares of Common Stock on the open market for $11.72 per share;

(398) On May 8, 2007, the limited partnership sold 10,400 shares of Common Stock on the open market for $11.71 per share;

(399) On May 8, 2007, the limited partnership sold 4,008 shares of Common Stock on the open market for $11.70 per share;

(400) On May 8, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $11.69 per share;

(401) On May 8, 2007, the limited partnership sold 5,500 shares of Common Stock on the open market for $11.68 per share;

(402) On May 8, 2007, the limited partnership sold 4,000 shares of Common Stock on the open market for $11.67 per share;

(403) On May 8, 2007, the limited partnership sold 4,661 shares of Common Stock on the open market for $11.66 per share;

(404) On May 8, 2007, the limited partnership sold 839 shares of Common Stock on the open market for $11.65 per share;

(405) On May 9, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.00 per share;

(406) On May 9, 2007, the limited partnership sold 3,958 shares of Common Stock on the open market for $11.99 per share;

(407) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.98 per share;

(408) On May 9, 2007, the limited partnership sold 4,201 shares of Common Stock on the open market for $11.97 per share;

(409) On May 9, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.95 per share;

(410) On May 9, 2007, the limited partnership sold 1,142 shares of Common Stock on the open market for $11.94 per share;

CUSIP No. 89267P 10 5	Page 30 of 39

(411) On May 9, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.93 per share;

(412) On May 9, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $11.92 per share;

(413) On May 9, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.91 per share;

(414) On May 9, 2007, the limited partnership sold 4,499 shares of Common Stock on the open market for $11.90 per share;

(415) On May 9, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.89 per share;

(416) On May 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.88 per share;

(417) On May 9, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.87 per share;

(418) On May 9, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.86 per share;

(419) On May 9, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.85 per share;

(420) On May 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.84 per share;

(421) On May 9, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.83 per share;

(422) On May 9, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $11.82 per share;

(423) On May 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.81 per share;

(424) On May 9, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.80 per share;

(425) On May 9, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.79 per share;

(426) On May 9, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $11.78 per share;

(427) On May 9, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.76 per share;

CUSIP No. 89267P 10 5	Page 31 of 39

(428) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.75 per share;

(429) On May 9, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $11.74 per share;

(430) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.73 per share;

(431) On May 9, 2007, the limited partnership sold 810 shares of Common Stock on the open market for $11.72 per share;

(432) On May 9, 2007, the limited partnership sold 1,590 shares of Common Stock on the open market for $11.71 per share;

(433) On May 9, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.70 per share;

(434) On May 9, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.69 per share;

(435) On May 9, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.67 per share;

(436) On May 10, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.90 per share;

(437) On May 10, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.89 per share;

(438) On May 10, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $11.86 per share;

(439) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.85 per share;

(440) On May 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $11.84 per share;

(441) On May 10, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.83 per share;

(442) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.80 per share;

(443) On May 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.79 per share;

(444) On May 10, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $11.78 per share;

CUSIP No. 89267P 10 5	Page 32 of 39

(445) On May 10, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $11.77 per share;

(446) On May 10, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.76 per share;

(447) On May 10, 2007, the limited partnership sold 4,700 shares of Common Stock on the open market for $11.75 per share;

(448) On May 10, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.73 per share;

(449) On May 10, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.72 per share;

(450) On May 10, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.71 per share;

(451) On May 10, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $11.70 per share;

(452) On May 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.69 per share;

(453) On May 10, 2007, the limited partnership sold 2,140 shares of Common Stock on the open market for $11.68 per share;

(454) On May 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.67 per share;

(455) On May 10, 2007, the limited partnership sold 860 shares of Common Stock on the open market for $11.65 per share;

(456) On May 11, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.79 per share;

(457) On May 11, 2007, the limited partnership sold 2,909 shares of Common Stock on the open market for $11.78 per share;

(458) On May 11, 2007, the limited partnership sold 5,291 shares of Common Stock on the open market for $11.77 per share;

(459) On May 11, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $11.76 per share;

(460) On May 11, 2007, the limited partnership sold 10,400 shares of Common Stock on the open market for $11.75 per share;

(461) On May 11, 2007, the limited partnership sold 5,200 shares of Common Stock on the open market for $11.74 per share;

CUSIP No. 89267P 10 5	Page 33 of 39

(462) On May 11, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.73 per share;

(463) On May 11, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $11.72 per share;

(464) On May 14, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.82 per share;

(465) On May 14, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.81 per share;

(466) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.78 per share;

(467) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.75 per share;

(468) On May 14, 2007, the limited partnership sold 3,416 shares of Common Stock on the open market for $11.74 per share;

(469) On May 14, 2007, the limited partnership sold 2,584 shares of Common Stock on the open market for $11.73 per share;

(470) On May 14, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.70 per share;

(471) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.69 per share;

(472) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.67 per share;

(473) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.60 per share;

(474) On May 14, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.59 per share;

(475) On May 14, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.58 per share;

(476) On May 14, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.57 per share;

(477) On May 14, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.56 per share;

(478) On May 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.55 per share;

CUSIP No. 89267P 10 5	Page 34 of 39

(479) On May 15, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.82 per share;

(480) On May 15, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $11.79 per share;

(481) On May 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $11.75 per share;

(482) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.71 per share;

(483) On May 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.65 per share;

(484) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.63 per share;

(485) On May 15, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.62 per share;

(486) On May 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.60 per share;

(487) On May 15, 2007, the limited partnership sold 918 shares of Common Stock on the open market for $11.59 per share;

(488) On May 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.58 per share;

(489) On May 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $11.57 per share;

(490) On May 15, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.56 per share;

(491) On May 15, 2007, the limited partnership sold 982 shares of Common Stock on the open market for $11.52 per share;

(492) On May 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.51 per share;

(493) On May 15, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $11.50 per share;

(494) On May 15, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.49 per share;

(495) On May 15, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.48 per share;

CUSIP No. 89267P 10 5	Page 35 of 39

(496) On May 15, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.45 per share;

(497) On May 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.44 per share;

(498) On May 15, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.43 per share;

(499) On May 15, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $11.41 per share;

(500) On May 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.40 per share;

(501) On May 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.38 per share;

(502) On May 15, 2007, the limited partnership sold 1,670 shares of Common Stock on the open market for $11.36 per share;

(503) On May 15, 2007, the limited partnership sold 3,830 shares of Common Stock on the open market for $11.35 per share;

(504) On May 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.34 per share;

(505) On May 15, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.33 per share;

(506) On May 16, 2007, the limited partnership sold 2,800 acres of Common Stock on the open market for $11.55 per share;

(507) On May 16, 2007, the limited partnership sold 21 shares of Common Stock on the open market for $11.52 per share;

(508) On May 16, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.51 per share;

(509) On May 16, 2007, the limited partnership sold 4,100 shares of Common Stock on the open market for $11.50 per share;

(510) On May 16, 2007, the limited partnership sold 3,800 shares of Common Stock on the open market for $11.49 per share;

(511) On May 16, 2007, the limited partnership sold 6,550 shares of Common Stock on the open market for $11.48 per share;

(512) On May 16, 2007, the limited partnership sold 2,150 shares of Common Stock on the open market for $11.47 per share;

CUSIP No. 89267P 10 5	Page 36 of 39

(513) On May 16, 2007, the limited partnership sold 2,279 shares of Common Stock on the open market for $11.46 per share;

(514) On May 16, 2007, the limited partnership sold 3,900 shares of Common Stock on the open market for $11.45 per share;

(515) On May 16, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $11.44 per share;

(516) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.43 per share;

(517) On May 16, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $11.42 per share;

(518) On May 16, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.41 per share;

(519) On May 16, 2007, the limited partnership sold 2,300 shares of Common Stock on the open market for $11.40 per share;

(520) On May 16, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $11.39 per share;

(521) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.38 per share;

(522) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.35 per share;

(523) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.34 per share;

(524) On May 16, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $11.33 per share;

(525) On May 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.31 per share;

(526) On May 17, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.68 per share;

(527) On May 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.67 per share;

(528) On May 17, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.66 per share;

(529) On May 17, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.65 per share;

CUSIP No. 89267P 10 5	Page 37 of 39

(530) On May 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.64 per share;

(531) On May 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.63 per share;

(532) On May 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.62 per share;

(533) On May 17, 2007, the limited partnership sold 441 shares of Common Stock on the open market for $11.61 per share;

(534) On May 17, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $11.60 per share;

(535) On May 17, 2007, the limited partnership sold 3,369 shares of Common Stock on the open market for $11.59 per share;

(536) On May 17, 2007, the limited partnership sold 4,290 shares of Common Stock on the open market for $11.58 per share;

(537) On May 17, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.57 per share;

(538) On May 17, 2007, the limited partnership sold 2,187 shares of Common Stock on the open market for $11.56 per share;

(539) On May 17, 2007, the limited partnership sold 7,213 shares of Common Stock on the open market for $11.55 per share;

(540) On May 17, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $11.54 per share;

(541) On May 17, 2007, the limited partnership sold 3,200 shares of Common Stock on the open market for $11.53 per share;

(542) On May 17, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.52 per share;

(543) On May 17, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.51 per share;

(544) On May 17, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.50 per share;

(545) On May 17, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.49 per share;

CUSIP No. 89267P 10 5	Page 38 of 39

(546) On May 17, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $11.48 per share;

(547) On May 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $11.46 per share; and

(548) On May 17, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.45 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to RLCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2007: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to Ralph L. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, Ralph L. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that Ralph L. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through May 17, 2007: See information above regarding transactions during the last 60 days by RLCF-I 1997 Limited Partnership and RLCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 39 of 39

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 25, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-I GP, Inc., the general partner of RLCF-I 1997 Limited Partnership
(Name and Title)

May 25, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-II Manager, Inc., the managing member of RLCF-II GP, LLC, the general partner of RLCF-II 1997 Limited Partnership
(Name and Title)

May 25, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, individually
(Name and Title)